Exhibit 99.2

AUTODESK, INC. (ADSK)
FOURTH QUARTER FISCAL 2012 EARNINGS ANNOUNCEMENT
February 23, 2012
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 23, 2012 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Fourth Quarter Fiscal 2012 Overview

Driven by strong fourth quarter results, Autodesk grew revenue by 14 percent and recorded a strong increase in profitability in fiscal 2012.  GAAP operating margin increased 210 basis points to 16 percent and non-GAAP operating margin increased 260 basis points to 24 percent in fiscal 2012.  GAAP diluted earnings per share increased 36 percent and non-GAAP diluted earnings per share increased 32 percent in fiscal 2012.  Growth in the fourth quarter was diversified across all major geographies and was led by the Americas which achieved record revenue results.  Suites continued to lead product growth while AutoCAD and AutoCAD LT posted solid growth as well.  Additional fourth quarter highlights include diversified growth across all business segments, record revenue achieved by both the Architecture, Engineering and Construction (AEC) and Manufacturing businesses, record maintenance billings, record deferred revenue, solid cash flow from operations, and strong improvement in operating margin and earnings per share.

●	Revenue was $592 million, an increase of 12 percent, compared to the fourth quarter last year and 8 percent compared to the third quarter of fiscal 2012.

●	GAAP operating margin was 15 percent, compared to 14 percent in the fourth quarter last year and 16 percent in the third quarter of fiscal 2012.
●	Non-GAAP operating margin was 24 percent, compared to 20 percent in the fourth quarter last year and 25 percent in the third quarter of fiscal 2012.
●
On a GAAP basis, diluted earnings per share were $0.31, compared to diluted earnings per share of $0.26 in the fourth quarter last year and diluted earnings per share of $0.32 in the third quarter of fiscal 2012.

●
On a non-GAAP basis, diluted earnings per share were $0.46, compared to non-GAAP diluted earnings per share of $0.35 in the fourth quarter last year and non-GAAP diluted earnings per share of $0.44 in the third quarter of fiscal 2012.

●	Cash flow from operating activities was $175 million, compared to $176 million in the fourth quarter last year, and $138 million in the third quarter of fiscal 2012.

Revenue Analysis

(in millions)	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Total net revenue	$528	$528	$546	$549	$592	$2,216
License and other revenue	$330	$323	$333	$331	$370	$1,358
Maintenance revenue	$198	$205	$213	$217	$222	$858

Total net revenue for the fourth quarter was $592 million, an increase of 12 percent compared to the fourth quarter last year as reported and 10 percent on a constant currency basis.  Total net revenue for the fourth quarter increased 8 percent sequentially as reported and 8 percent on a constant currency basis.

License and other revenue was $370 million, an increase of 12 percent compared to the fourth quarter last year, and 12 percent sequentially.

Revenue from commercial new licenses increased 18 percent compared to the fourth quarter last year, and 10 percent sequentially.

Maintenance revenue was a record $222 million, an increase of 12 percent compared to the fourth quarter last year, and 2 percent sequentially.

The fourth quarter was a record for net maintenance billings, which increased 18 percent compared to the fourth quarter last year, and 48 percent sequentially due to typical seasonality, increased renewal rates, and an increase in multi-year subscriptions.

Revenue by Geography

Revenue by Geography (in millions)	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
EMEA	$212	$215	$212	$202	$234	$862
Americas	$193	$181	$191	$200	$226	$799
Asia Pacific	$123	$132	$143	$146	$133	$555

Emerging Economies	$85	$77	$88	$87	$95	$347
Emerging as a % of Total Revenue	16%	15%	16%	16%	16%	16%

Revenue in EMEA was $234 million, an increase of 10 percent compared to the fourth quarter last year as reported and 8 percent on a constant currency basis.  EMEA revenue increased 16 percent sequentially as reported and 17 percent on a constant currency basis.  Our EMEA region experienced particular strength in northern Europe and emerging economies, partially offset by weakness in southern Europe.  EMEA also benefited from strength in large deal activity (deals greater than $1 million in total value) in our Manufacturing and AEC business segments.

Revenue in the Americas was a record $226 million, an increase of 17 percent compared to the fourth quarter last year and 13 percent sequentially.  Strength in the Americas was broad based across all business segments and strong growth in the U.S., Canada, Mexico, and Brazil.

Revenue in APAC was $133 million, an increase of 9 percent compared to the fourth quarter last year as reported and 3 percent on a constant currency basis.  Revenue in APAC decreased 9 percent sequentially as reported and 9 percent on a constant currency basis.  Year-over-year growth in APAC was diversified with strength in Southeast Asia, China and South Korea.   The sequential decline in revenue from APAC was against a difficult compare in the third quarter, which benefited from a large deal.

Revenue from emerging economies was $95 million, an increase of 12 percent compared to the fourth quarter last year as reported and 14 percent on a constant currency basis.  Revenue from emerging economies increased 9 percent sequentially as reported and 13 percent on a constant currency basis.

Revenue by Product Type

Revenue by Product Type 1	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Flagship	$309	$325	$308	$311	$331	$1,276
Suites	$129	$124	$158	$151	$162	$594
New and Adjacent	$90	$79	$80	$87	$99	$346

1  Revenue by Product Type for periods prior to 1Q 2012 have been presented to conform with the current presentation.

Revenue from Flagship products was $331 million and increased 7 percent compared to the fourth quarter last year, and 6 percent sequentially.  Growth in Flagship was driven by strength in both AutoCAD and AutoCAD LT.

Revenue from Suites was $162 million, or 27 percent of total revenue.  Revenue from Suites increased 25 percent compared to the fourth quarter last year, and 7 percent sequentially.  Suites continue to gain acceptance globally led by growth in our AEC and Manufacturing suites.  Suites revenue includes previously existing suites, such as our Inventor and Revit family suites, as well as recently launched design and creation suites.

Revenue from New and Adjacent products was $99 million and increased 11 percent compared to the fourth quarter last year, and 15 percent sequentially.  Growth in New and Adjacent was driven by simulation, consumer, and consulting services.

As our customers migrate from our stand-alone products to Suites, we anticipate that our revenue from Suites will increase as a percentage of total revenue and that our revenue from our Flagship and New and Adjacent products will similarly decline as a percentage of total revenue.

Revenue by Business Segment

Revenue by Segment (in millions)	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Platform Solutons and Emerging Business	$181	$211	$199	$210	$214	$833
Architecture, Engineering and Construction	$162	$141	$158	$152	$175	$626
Manufacturing	$133	$123	$136	$134	$148	$540
Media and Entertainment	$52	$53	$54	$53	$55	$216

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $214 million, an increase of 18 percent compared to the fourth quarter last year and 2 percent sequentially.  Combined revenue from AutoCAD and AutoCAD LT was $191 million, an increase of 16 percent compared to the fourth quarter last year, and 11 percent sequentially.  Revenue from PSEB suites grew 88 percent compared to the fourth quarter last year and decreased 27 percent sequentially off a small base.  The sequential decline was related to a seasonal decrease in educational suites.

Revenue from our AEC business segment was a record $175 million, an increase of 8 percent compared to the fourth quarter last year and 15 percent sequentially.  Revenue from our AEC suites increased 32 percent compared to the fourth quarter last year and 22 percent sequentially.  Growth in AEC was led by strength in the Americas and continued adoption of AEC suites.  We also experienced continued penetration in the government vertical and won another contract with a state department of transportation.

Revenue from our Manufacturing business segment was a record $148 million, an increase of 11 percent compared to the fourth quarter last year and 11 percent sequentially.  Revenue from our Manufacturing suites increased 11 percent compared to the fourth quarter last year and 8 percent sequentially.  Growth in our manufacturing segment was led by continued adoption of our core manufacturing design products and suites, as well as strong growth in our simulation offerings.

Revenue from our Media and Entertainment (M&E) business segment was $55 million, an increase of 7 percent compared to the fourth quarter last year and 4 percent sequentially.  Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites increased 11 percent compared to the fourth quarter last year and decreased 2 percent sequentially.  Revenue growth from animation products was led by strength in 3dsMax.  Revenue from Creative Finishing decreased 1 percent compared to the fourth quarter last year and increased 21 percent sequentially.

Margins and EPS Review

Gross Margin	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Gross Margin - GAAP	91%	90%	89%	89%	90%	90%
Gross Margin - Non-GAAP	93%	91%	91%	91%	92%	92%

Operating Expenses (in millions)	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Operating Expenses - GAAP	$408	$395	$394	$399	$443	$1,631
Operating Expenses - Non-GAAP	$382	$364	$360	$366	$406	$1,495

Operating Margin	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Operating Margin - GAAP	14%	15%	17%	16%	15%	16%
Operating Margin - Non-GAAP	20%	23%	25%	25%	24%	24%

Earnings Per Share	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Diluted Net Income Per Share - GAAP	$0.26	$0.29	$0.30	$0.32	$0.31	$1.22
Diluted Net Income Per Share - Non-GAAP	$0.35	$0.40	$0.44	$0.44	$0.46	$1.74

GAAP gross margin in the fourth quarter was 90 percent.  Non-GAAP gross margin in the fourth quarter was 92 percent.  The year-over-year decrease of both GAAP and non-GAAP gross margin is primarily related to an increase in our consulting business costs.  The expected sequential increase of both GAAP and non-GAAP gross margin is primarily related to a seasonal increase in revenue including large deals.

GAAP operating expenses increased 9 percent year-over-year and 11 percent sequentially.  Non-GAAP operating expenses increased 6 percent year-over-year and 11 percent sequentially.  The year-over-year increase in operating expenses is primarily related to higher employee related costs and higher professional fees.  The sequential increase in operating costs is related to seasonally higher sales commissions and employee related costs, as well as higher professional fees.

GAAP operating margin was 15 percent and increased 190 basis points compared to the fourth quarter last year.  GAAP operating margin decreased 90 basis points sequentially.

Non-GAAP operating margin was 24 percent and increased 360 basis points compared to the fourth quarter last year.  The year-over-year increase in both GAAP and non-GAAP operating margin was driven primarily by increased revenue.  Non-GAAP operating margin decreased 90 basis points sequentially.   The sequential decrease in both GAAP and non-GAAP operating margin was driven primarily by a seasonal increase in sales commissions and employee related costs, as well as higher professional fees.

The fourth quarter effective tax rate was 23 percent for our GAAP results and 25 percent for our non-GAAP results.

Earnings per diluted share for the fourth quarter were $0.31 GAAP and $0.46 non-GAAP.

The share count used to compute basic net income per share was 226.1 million.  The share count used to compute diluted net income per share was 231.5 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Currency Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
FX Impact on Total Net Revenue	$1	$(3)	$8	$12	$12	$29
FX Impact on Cost of Revenue and Operating Expenses	$(1)	$(9)	$(17)	$(12)	$(5)	$(43)
FX Impact on Operating Income	$0	$(12)	$(9)	$0	$7	$(14)

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $12 million favorable on revenue and $5 million unfavorable on cost of revenue and operating expenses.

Compared to the third quarter of fiscal 2012, the impact of foreign currency exchange rates and hedging was $2 million unfavorable on revenue and $4 million favorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	4Q 2011	1Q 2012	2Q 2012	3Q 2012	4Q 2012	FY 2012
Cash Flow from Operating Activities	$176	$128	$132	$138	$175	$574
Capital Expenditures	$10	$23	$17	$9	$14	$63
Depreciation and Amortization	$26	$25	$30	$31	$30	$116
Total Cash and Marketable Securities	$1,467	$1,526	$1,553	$1,534	$1,604
Days Sales Outstanding	55	47	49	43	61
Deferred Revenue	$588	$622	$642	$620	$719

Total cash and investments at the end of the fourth quarter was approximately $1.6 billion.  In the fourth quarter we closed 5 small business and technology acquisitions totaling close to $40 million (net of cash acquired).

During the fourth quarter, Autodesk used approximately $64 million to repurchase 2 million shares of common stock at an average price of $31.79 per share.  For the full year, Autodesk used approximately $327 million to repurchase 9.7 million shares of common stock at an average repurchase price of $33.71 per share.

Cash flow from operating activities during the fourth quarter was $175 million, approximately flat compared to the fourth quarter last year and an increase of 27 percent sequentially.

Days sales outstanding (DSO) was 61 days, an increase of 6 days compared to the fourth quarter last year and 18 days sequentially.  The year-over-year increase is primarily related to a shift in billings linearity.  The sequential increase is primarily the result of seasonally strong maintenance billings and a shift in billings linearity.

Deferred revenue was a record $719 million, an increase of 22 percent compared to the fourth quarter last year and 16 percent sequentially.  The year-over-year increase is primarily due to increased maintenance billings.  The sequential increase is primarily related to seasonally higher maintenance billings and an increase in maintenance renewal rates.

Shippable backlog at the end of the fourth quarter was $27 million, a decrease of $1 million compared to the fourth quarter last year and an increase of $5 million sequentially.

At the end of the fourth quarter, channel inventory was approximately 1 week.  In fiscal 2013, Autodesk is making certain new licenses in most developed countries available through electronic delivery.  In anticipation of this move, we initiated a plan to reduce inventory in the channel.  Over the past two quarters, we reduced inventory in the channel by approximately $13 million in total.  This phase of the initiative is now complete.  Over time, we expect to phase in electronic delivery of new licenses in emerging countries as well.

Financial Highlights for Fiscal 2012

●	Revenue increased 14 percent to $2.22 billion, compared to fiscal 2011.
	o	Revenue from the Platform Solutions and Emerging Business segment increased 16 percent, compared to fiscal 2011.
	o	Revenue from the Architecture, Engineering and Construction business segment increased 10 percent, compared to fiscal 2011.
	o	Revenue from the Manufacturing business segment increased 15 percent, compared to fiscal 2011.
	o	Revenue from the Media and Entertainment business segment increased 9 percent, compared to fiscal 2011.
●	GAAP operating margin increased 210 basis points to 16 percent, compared to 14 percent in fiscal 2011.
●	Non-GAAP operating margin increased 260 basis points to 24 percent, compared to 21 percent in fiscal 2011.
●	GAAP diluted earnings per share were $1.22, compared to diluted earnings per share of $0.90 in fiscal 2011.
●	Non-GAAP diluted earnings per share were $1.74, compared to non-GAAP diluted earnings per share of $1.32 in fiscal 2011.
●	Cash flow from operations was $574 million, an increase of 6 percent compared to fiscal 2011.

Business Outlook

The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below.  Autodesk’s business outlook for the first quarter and full year fiscal 2013 assumes a continuation of the current economic environment and foreign exchange currency rate environment.

First Quarter Fiscal 2013

1Q FY13 Guidance Metrics	1Q FY13 (ending April 30, 2012)
Revenue (in millions)	$575 to $590
EPS - GAAP	$0.29 to $0.31
EPS - Non-GAAP	$0.46 to $0.48

Non-GAAP earnings per diluted share exclude $0.10 related to stock-based compensation expense and $0.07 for the amortization of acquisition related intangibles, net of tax.

The majority of the projected euro and yen denominated net revenue for our first quarter fiscal 2013 has been hedged, which should help reduce the impact of currency fluctuations on our first quarter results.  However, over an extended period of time, currency fluctuations will increasingly impact our results.

Full Year Fiscal 2013

Net revenue for fiscal 2013 is expected to increase by at least 10 percent compared to fiscal 2012.  Autodesk anticipates fiscal 2013 GAAP operating margin to increase by approximately 130 basis points and non-GAAP operating margin to increase by approximately 200 basis points compared to fiscal 2012. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2013 is provided in the tables following these prepared remarks.

Both first quarter fiscal 2013 and full year fiscal 2013 outlooks assume an effective tax rate of approximately 26.5 percent for both GAAP and non-GAAP results.  This rate does not include the federal R&D tax credit benefit, which expired on December 31, 2011.  The assumed effective tax rate will be adjusted if or when there is a renewal of the tax credit.

Over an extended period of time, currency fluctuations will increasingly impact our results. We hedge our net exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2013 has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates.  A few points on our hedging program include:

●
We do not conduct foreign currency exchange hedging for speculative purposes.  The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

●
We utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

●	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period.  However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table in above “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list.  This is not a complete list.

“Flagship” includes the following products:

●	3ds Max®
●	AutoCAD®
●	AutoCAD LT®
●	AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
●	Civil 3D®
●	Inventor® products (standalone)
●	Maya®
●	Plant 3D
●	Revit® products (standalone)

“Suites” include the following products classes:

●	Autodesk® Design Suites
●	Building Design Suites
●	Educational/academic suites
●	Entertainment Creation Suites
●	Factory Design Suites
●	Infrastructure Design Suites
●	Inventor® family suites
●	Plant Design Suites
●	Product Design Suites
●	Revit® family suites

“New and Adjacent” includes the following products and services:

●	Algor® products
●	Alias® Design products
●	Autodesk® Consulting
●	Buzzsaw®
●	CF Dynamics
●	Constructware®
●	Consumer products
●	Creative Finishing products
●	Moldflow® products
●	Navisworks®
●	Scaleform®
●	Vault products
●	All other products

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements regarding increased shareholder value with continued revenue and profitability growth, statements in the paragraphs under “Business Outlook” above, statements regarding anticipated revenue performance and trends (including by geography, product, product type, and end user), electronic product delivery and the related reduction of channel inventory, the impact of foreign exchange hedges and other statements regarding our expected strategies, performance and results.  There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions, failure to maintain our revenue growth and profitability, our performance in particular geographies, including emerging economies, failure to successfully incorporate sales of licenses of products suites into our overall sales strategy, failure to successfully expand adoption of our products, failure to maintain cost reductions and productivity increases or otherwise control our expenses, slowing momentum in maintenance billings or revenues, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense or impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2011 and Forms 10-Q for the quarters ended April 30, 2011, July 31, 2011 and October 31, 2011, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2012 Autodesk, Inc. All rights reserved.
# # #

Other Supplemental Financial Information(a)

Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528	$546	$549	$592	$2,216
License and Other Revenue	$323	$333	$331	$370	$1,358
Maintenance Revenue	$205	$213	$217	$222	$858

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	91%	91%	91%	92%	92%

GAAP Operating Expenses	$395	$394	$399	$443	$1,631
GAAP Operating Margin	15%	17%	16%	15%	16%
GAAP Net Income	$69	$71	$73	$72	$285
GAAP Diluted Net Income Per Share (c)	$0.29	$0.30	$0.32	$0.31	$1.22

Non-GAAP Operating Expenses (1)(3)	$364	$360	$366	$406	$1,495
Non-GAAP Operating Margin (1)(4)	23%	25%	25%	24%	24%
Non-GAAP Net Income (1)(5)	$94	$104	$102	$106	$405
Non-GAAP Diluted Net Income Per Share (1)(6)(c)	$0.40	$0.44	$0.44	$0.46	$1.74

Total Cash and Marketable Securities	$1,526	$1,553	$1,534	$1,604	$1,604
Days Sales Outstanding	47	49	43	61	61
Capital Expenditures	$23	$17	$9	$14	$63
Cash Flow from Operating Activities	$128	$132	$138	$175	$574
GAAP Depreciation and Amortization	$25	$30	$31	$30	$116

Deferred Maintenance Revenue Balance	$543	$566	$553	$633	$633

Revenue by Geography (in millions):
Americas	$181	$191	$200	$226	$799
Europe, Middle East and Africa	$215	$212	$202	$234	$862
Asia Pacific	$132	$143	$146	$133	$555
% of Total Rev from Emerging Economies	15%	16%	16%	16%	16%

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$211	$199	$210	$214	$833
Architecture, Engineering and Construction	$141	$158	$152	$175	$626
Manufacturing	$123	$136	$134	$148	$540
Media and Entertainment	$53	$54	$53	$55	$216

Other Revenue Statistics:
% of Total Rev from Flagship	61%	56%	57%	56%	58%
% of Total Rev Suites	23%	29%	27%	27%	27%
% of Total Rev New and Adjacent	15%	15%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	37%	31%	31%	32%	33%
Upgrade and Crossgrade Revenue (in millions)	$53	$41	$37	$54	$185

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$(3)	$8	$12	$12	$29
FX Impact on Cost of Revenue and Total Operating Expenses	$(9)	$(17)	$(12)	$(5)	$(43)
FX Impact on Operating Income	$(12)	$(9)	$-	$7	$(14)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$199	$187	$198	$204	$788
Architecture, Engineering and Construction	$128	$143	$138	$161	$570
Manufacturing	$113	$124	$122	$136	$496
Media and Entertainment	$43	$44	$43	$45	$175
Unallocated amounts	$(9)	$(10)	$(12)	$(11)	$(42)

Common Stock Statistics (in millions):
Common Shares Outstanding	230.5	228.8	226.6	225.9	225.9
Fully Diluted Weighted Average Shares Outstanding	237.1	236.6	230.7	231.5	233.3
Shares Repurchased	1.7	2.5	3.5	2.0	9.7

Installed Base Statistics:
Maintenance Installed Base (e)	3,004,000	2,985,000	3,116,000	3,166,000	3,166,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses. Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period. Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period. Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results. All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Constant currency revenue growth	12%	14%	12%	10%	12%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior period amounts have been changed to conform to current period presentation.
(e) Autodesk will no longer provide Maintenance Installed Base beginning in FY 13

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	1%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$395	$394	$399	$443	$1,631
Stock-based compensation expense	(25)	(26)	(25)	(29)	(105)
Amortization of customer relationships and trade names	(7)	(9)	(8)	(8)	(32)
Restructuring charges	-	1	-	-	1
Non-GAAP Operating Expenses	$364	$360	$366	$406	$1,495

(4) GAAP Operating Margin	15%	17%	16%	15%	16%
Stock-based compensation expense	5%	5%	5%	5%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	2%	2%	2%	1%
Restructuring charges	0%	0%	0%	0%	0%
Non-GAAP Operating Margin	23%	25%	25%	24%	24%

(5) GAAP Net Income	$69	$71	$73	$72	$285
Stock-based compensation expense	26	27	26	30	109
Amortization of developed technology	8	9	11	10	38
Amortization of customer relationships and trade names	7	9	8	8	32
Restructuring charges	-	(1)	-	-	(1)
Discrete GAAP tax provision items	(4)	1	(4)	1	(7)
Income tax effect of non-GAAP adjustments	(12)	(12)	(11)	(15)	(51)
Non-GAAP Net Income	$94	$104	$102	$106	$405

(6) GAAP Diluted Net Income Per Share	$0.29	$0.30	$0.32	$0.31	$1.22
Stock-based compensation expense	0.11	0.12	0.11	0.13	0.47
Amortization of developed technology	0.03	0.04	0.05	0.04	0.16
Amortization of customer relationships and trade names	0.03	0.04	0.03	0.04	0.14
Restructuring charges	-	(0.01)	-	-	(0.01)
Discrete GAAP tax provision items	(0.02)	0.01	(0.02)	-	(0.03)
Income tax effect of non-GAAP adjustments	(0.04)	(0.06)	(0.05)	(0.06)	(0.21)
Non-GAAP Diluted Net Income Per Share	$0.40	$0.44	$0.44	$0.46	$1.74

Reconciliation for Fiscal 2013:
The following is a reconciliation of anticipated fiscal 2013 GAAP and non-GAAP operating margins:

FISCAL 2013
GAAP operating margin basis point improvement over prior year	130
Stock-based compensation expense	110
Amortization of purchased intangibles	(40)
Non-GAAP operating margin basis point improvement over prior year	200

Reconciliation for Long Term Operating Margins:
Autodesk is not able to provide targets for our long term (ending with fiscal year 2015) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles.

Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$475	$473	$477	$528	$1,952
License and Other Revenue	$280	$281	$282	$330	$1,172
Maintenance Revenue	$195	$192	$195	$198	$780

GAAP Gross Margin	89%	90%	90%	91%	90%
Non-GAAP Gross Margin (1)(2)	91%	92%	92%	93%	92%

GAAP Operating Expenses	$373	$345	$359	$408	$1,484
GAAP Operating Margin	11%	17%	15%	14%	14%
GAAP Net Income	$37	$60	$54	$62	$212
GAAP Diluted Net Income Per Share (c)	$0.16	$0.25	$0.23	$0.26	$0.90

Non-GAAP Operating Expenses (1)(3)	$336	$317	$337	$382	$1,371
Non-GAAP Operating Margin (1)(4)	20%	25%	21%	20%	21%
Non-GAAP Net Income (1)(5)	$68	$85	$75	$83	$310
Non-GAAP Diluted Net Income Per Share (1)(6)(c)	$0.29	$0.36	$0.32	$0.35	$1.32

Total Cash and Marketable Securities	$1,239	$1,271	$1,337	$1,467	$1,467
Days Sales Outstanding	42	44	46	55	55
Capital Expenditures	$6	$5	$7	$10	$28
Cash Flow from Operating Activities	$139	$112	$114	$176	$541
GAAP Depreciation and Amortization	$27	$26	$27	$26	$105

Deferred Maintenance Revenue Balance	$492	$473	$450	$509	$509

Revenue by Geography (in millions):
Americas	$161	$168	$179	$193	$701
Europe, Middle East and Africa	$199	$189	$183	$212	$783
Asia Pacific	$115	$116	$115	$123	$468

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184	$177	$174	$181	$716
Architecture, Engineering and Construction	$137	$133	$136	$162	$568
Manufacturing	$108	$113	$117	$133	$470
Media and Entertainment	$46	$50	$50	$52	$198

Other Revenue Statistics:
% of Total Rev from Flagship Revenue (d)	62%	61%	60%	58%	60%
% of Total Rev Suites Revenue (d)	22%	23%	23%	25%	23%
% of Total Rev New and Adjacent Revenue (d)	15%	16%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	36%	34%	33%	31%	33%
% of Total Rev from Emerging Economies	14%	15%	16%	16%	15%
Upgrade and Crossgrade Revenue (in millions)	$51	$18	$32	$61	$162

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$20	$11	$10	$1	$41
FX Impact on Cost of Revenue and Total Operating Expenses	$(10)	$-	$(2)	$(1)	$(13)
FX Impact on Operating Income	$10	$11	$8	$-	$28

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173	$168	$164	$173	$679
Architecture, Engineering and Construction	$123	$122	$124	$149	$518
Manufacturing	$100	$105	$110	$125	$439
Media and Entertainment	$36	$38	$39	$41	$154
Unallocated amounts	$(9)	$(9)	$(9)	$(9)	$(35)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.4	227.2	227.1	227.0	227.0
Fully Diluted Weighted Average Shares Outstanding	234.6	233.8	232.4	235.0	234.2
Shares Repurchased	2.0	2.5	2.5	2.0	9.0

Installed Base Statistics:
Maintenance Installed Base (e)	2,383,000	2,631,000	2,813,000	2,936,000	2,936,000

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses.  Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period.  Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period.  Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results.  All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Constant currency revenue growth	7%	11%	12%	15%	11%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior amounts have been conformed to align with the current period presentation.
(e) Autodesk will no longer provide Maintenance Installed Base beginning in FY 13

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2) GAAP Gross Margin	89%	90%	90%	91%	90%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	92%	92%	93%	92%

(3) GAAP Operating Expenses	$373	$345	$359	$408	$1,484
Stock-based compensation expense	(24)	(20)	(16)	(18)	(78)
Amortization of customer relationships and trade names	(6)	(6)	(6)	(6)	(24)
Restructuring charges	(7)	(2)	-	(2)	(11)
Non-GAAP Operating Expenses	$336	$317	$337	$382	$1,371

(4) GAAP Operating Margin	11%	17%	15%	14%	14%
Stock-based compensation expense	5%	5%	3%	3%	4%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	1%	1%	1%	1%
Restructuring charges	1%	0%	0%	0%	0%
Non-GAAP Operating Margin	20%	25%	21%	20%	21%

(5) GAAP Net Income	$37	$60	$54	$62	$212
Stock-based compensation expense	24	21	17	18	80
Amortization of developed technology	8	8	8	8	32
Amortization of customer relationships and trade names	6	6	6	6	24
Restructuring charges	7	2	-	2	11
Discrete GAAP tax provision items (7)	(2)	-	-	(5)	(6)
Income tax effect of non-GAAP adjustments	(12)	(12)	(10)	(8)	(43)
Non-GAAP Net Income	$68	$85	$75	$83	$310

(6) GAAP Diluted Net Income Per Share	$0.16	$0.25	$0.23	$0.26	$0.90
Stock-based compensation expense	0.10	0.09	0.07	0.08	0.34
Amortization of developed technology	0.03	0.03	0.04	0.04	0.14
Amortization of customer relationships and trade names	0.03	0.03	0.02	0.02	0.10
Restructuring charges	0.03	0.01	-	0.01	0.05
Discrete GAAP tax provision items (7)	(0.01)	-	-	(0.02)	(0.03)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.04)	(0.04)	(0.18)
Non-GAAP Diluted Net Income Per Share	$0.29	$0.36	$0.32	$0.35	$1.32

(7) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.